EXHIBIT 10.5

CITIZENS & NORTHERN CORPORATION

Executive Compensation Recoupment Policy

Adopted September 19, 2013

1. Policy. This Executive Compensation Recoupment Policy ( “Policy”) of Citizens & Northern Corporation, a Pennsylvania corporation, and its subsidiaries (collectively, the “Company”) provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than salary (“Award” or “Awards”). This Policy applies to the Company’s “Executive Officers,” both current and former, as defined by Rule 3b-7 of the Securities and Exchange Act of 1934, as amended (see, Appendix A).

2. Executive Compensation Recoupment.

(a) Executive Compensation Recoupment. In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover from any current or former Executive Officer of the Company who received incentive based compensation during the three year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the amount of such incentive based compensation in excess of what would have been paid to the Executive Officer under the accounting restatement.

Recoupment under this Policy may include, but is not limited to, reimbursement by the Executive Officer of the amount of cash bonuses received, cancellation or forfeiture of outstanding stock-based compensation and the payment to the Company of stock sale proceeds.

To the extent this Policy or any policy adopted by the Company in order to comply with the implementing regulations of the U.S. Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market (“Regulations”) when issued pursuant to Section 10D of the Securities and Exchange Act of 1934 (“Exchange Act”), as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 954”), requires any plan participant to forfeit any Award, or repay any amount paid with respect to any Award, this Policy and any such policy shall be deemed incorporated into all outstanding Awards and award agreements to the extent required by such Regulations, and all plan participants subject to such Regulations, by accepting any Award, shall be deemed to have consented to the inclusion of provisions in their Award as determined by the Compensation Committee of the Company to be necessary or appropriate to comply with Section 954 and such Regulations.

(b) Chief Executive Officer and Chief Financial Officer Additional Policy. If a plan participant is the chief executive officer or chief financial officer, and the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of such misconduct of the chief executive officer or the chief financial officer, with any financial reporting requirement under the securities laws, the participant shall, to the extent required by the SEC pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, reimburse the Company for: (1) any bonus or other incentive-based or equity-based compensation received by that person from the Company during the 12-month period following the first public issuance or filing with the Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the Company during that 12-month period.

(c) Make-up Award. If under Section 2(a) or 2(b) any Award(s) would have been paid, granted or vested, or a higher payment, Award value or vesting would have occurred based upon the restated financial results, the Company shall not be obligated to pay the Executive Officer any additional compensation.

3.  Additional Recoupment for Fraud or Misconduct. In any instance in which, in the view of the Compensation Committee, an Executive Officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the Compensation Committee may, in its discretion, recover and the Executive Officer shall forfeit or repay, all of the Executive Officer’s Awards for the relevant period, plus a reasonable rate of interest, in addition to any other employment action deemed appropriate, including termination of employment.

4.  Not Exclusive Remedy. The recoupment of Awards pursuant to this Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies.

5.  Incorporation of Policy. Each Executive Officer of the Company shall execute an agreement providing that any Awards granted to such officer on or after the original effective date of this Policy, being September 19, 2013, shall be subject to this Policy. Additionally, the Company, in its discretion, may incorporate the requirements of this Policy into any applicable company incentive plan, award statement, award agreement or terms and conditions of any Awards made by the Company.

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CITIZENS & NORTHERN CORPORATION

Executive Compensation Recoupment Policy Acknowledgment and Agreement

This Executive Compensation Recoupment Policy Acknowledgment and Agreement (this “Agreement”) is entered into as of the ____ day of ____________, 20___, between Citizens & Northern Corporation (the “Company”) and  _____________ (the “Executive”).

WHEREAS, the Executive is an “executive officer” of the Company as defined in Rule 3b-7 under the Securities Exchange Act of 1934;

WHEREAS, Section 954 of the Dodd-Frank Act (“Act”) requires that the Company adopt a recoupment policy in compliance with the Act and the rules of the NASDAQ exchange, as now in effect or as may be interpreted or amended in the future;

WHEREAS, the Company’s Board of Directors has adopted the Citizens & Northern Corporation Executive Compensation Recoupment Policy effective ________ __, 2013 (the “Policy”); and

WHEREAS, in consideration of and as a condition to the receipt of future annual cash and stock-based awards, performance-based compensation and other forms of cash or equity compensation made under the Company’s equity and cash incentive plan(s), and any other plans or programs adopted by the Company after the date of this Agreement (collectively, “Awards”), the Executive and the Company are entering into this Agreement;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. The Executive acknowledges receipt of the Policy, a copy of which is attached hereto as Annex A and is incorporated into this Agreement by reference. The Executive has read and understands the Policy and has had the opportunity to ask questions to the Company regarding the Policy.

2. The Executive hereby acknowledges and agrees that the Policy shall apply to any and all Awards granted to the Executive, and all such Awards shall be subject to recoupment under the Policy.

3. Any applicable Award agreement, Award statement or terms and conditions relating to any future Awards made to the Executive shall be deemed to include the restrictions imposed by the Policy.

4. The recoupment of Awards pursuant to the Policy and this Agreement shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company. This Agreement and the Policy shall not replace, and shall be in addition to, any rights of the government or the Company to recoup Awards from executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.

5. The Executive acknowledges that the Executive’s execution of this Agreement is in consideration of, and is a condition to, the receipt by the Executive of future Awards or the vesting and/or payout of any existing Awards from the Company; provided, however, that nothing in this Agreement shall be deemed to obligate the Company to make any Awards to the Executive in the future.

6. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the laws of Pennsylvania that would result in the application of the laws of any other state. This Agreement may be executed in two or more counterparts, and by facsimile and electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

EXECUTIVE:

COMPANY:

Citizens & Northern Corporation

By:
Name:

Title:

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